Exhibit 10.04
Free On-Line Electronic Tax Filing Agreement Amendment
          WHEREAS, the Alliance and the IRS entered into a three year agreement which was published in the Federal Register (Vol. 67, No. 153, page 51621) on August 8, 2002 and executed on October 30, 2002, that set forth parameters to which industry members of the Alliance would offer online tax preparation and filing services to taxpayers at no cost to taxpayers (“Services”);
          WHEREAS, both the Alliance and the IRS wish to extend this agreement to cover future filing seasons;
          NOW THEREFORE, the Alliance and the IRS, hereby mutually agree to amend and extend the agreement executed on October 30, 2002, subject to the following changes and additional conditions:
I. Scope of Offerings
A)	Each Alliance member must provide a minimum of 10% coverage.

B)	For the term of this agreement, the Alliance will guarantee coverage in aggregate to 70 percent of taxpayers, approximately 93 million taxpayers in Filing Season 2006. While the percentage of taxpayers covered will remain the same through out the life of the agreement, the number of taxpayers covered, and the income of said taxpayers, will be adjusted each filing season,.

C)	The IRS and Alliance agree that to serve the greater good and to ensure the long-term stability of the Alliance, the scope of this program is focused on covering the taxpayers least able to afford e-filing their returns on their own.

D)	No individual Alliance member offer can cover more than 50 percent of total taxpayers, approximately 66.5 million taxpayers in Filing Season 2006, and this taxpayer population must be within the total aggregate coverage scope of 70 percent, approximately 93 million taxpayers in Filing Season 2006. Any Alliance members who provide coverage for taxpayers who have an AGI from $0 to $28,000 will have an additional 50 characters on the Free File page to describe their product.

E)	To manage the program in a transparent manner, IRS will utilize the then current Adjusted Gross Income (AGI) number which equates to 70% of the taxpayers to manage the program, and will not accept or post any offer by an Alliance member which exceeds this AGI amount. The Alliance will not have a role in this IRS management process.

F)	More than one Alliance member will offer free preparation and electronic filing of Form 4868 from April 1 to the due date of the return. Alliance members who provide the free preparation and electronic filing of Form 4868 will have an additional 50 characters on the Free File page to describe their product.

II. Program Content
A)	The IRS and the Alliance recognize that refund anticipation loans (RALs) may be offered by Alliance members. If RALs are offered, they shall include these added features reflecting enhanced standards of consumer protection. Alliance members who offer RALs agree that their offers will be consistent with the following:
1.	No offer of free return preparation and filing of an electronic return in the Free File program shall be conditioned on the purchase of a RAL.

2.	RALs may only be offered in a manner consistent with all statutes and regulations, as well as any guidance issued by the Department of Treasury or the IRS, applicable at the time of the offering.

3.	RALs will be offered with clear language indicating that:
(a)	They are loans, not a faster way of receiving an IRS refund;
(b)	They must be repaid even if the IRS does not issue a full refund;
(c)	That because RALs are short-term loans, interest rates may be higher than some other forms of credit and consumers may wish to consider using other forms of credit; and,
(d)	The time frame in which tax refunds are typically paid is based upon the different filing options available to the taxpayer including the different options that taxpayers have to receive a refund directly from the government (paper check versus direct deposit).
4.	No RALs will be made unless consumers affirmatively consent in advance to receiving a RAL. The refund loan facilitator must disclose the expected time within which the loan will be paid to the taxpayer if such loan is approved. No RALs will be made unless consumers affirmatively consent to sharing any personal data in accordance with 26 U.S.C. §7216 with financial institutions making a refund loan.

5.	RALs may be offered only as one option among options including a no-added-fee refund from the IRS. The IRS refund option shall be presented first.

6.	RALs may be offered but not promoted. A taxpayer may only be asked if they are interested in a RAL once.

7.	Some Free File Alliance firms will not offer RAL products, thus ensuring that consumers have RAL free options.

8.	The refund loan facilitator shall disclose all refund anticipate loan fees with respect to the refund anticipation loan. Such disclosure shall include:
(a)	A copy of the fee schedule of the refund loan facilitator;

(b)	The typical fees and interest rates (using annual percentage rates as defined by section 107 of the Truth in Lending Act (15 U.S.C. 1606)) for several typical amounts of such loans;
(c)	Typical fees and interest charges if a loan is not paid or delayed; and
(d)	The amount of a fee (if any) that will be charged if the loan is not approved.
B)	Alliance members will provide an electronic Free File indicator.
1.	IRS will not use the indicator to build a marketing database.

2.	IRS will not use the indicator to compile company-specific proprietary data.

3.	IRS will use the database to create aggregate data profiles of all users.

4.	IRS will ensure its FOIA office is aware of Alliance concerns about disclosure of company specific data, and actively afford notice and opportunity to intervene by the Alliance and impacted company as is required by statute and regulation.

5.	The IRS will promptly notify the Executive Director in writing if a governmental agency or entity, including, but not limited to the Congress, any Inspector General, or Taxpayer Advocate, or a private party is requesting aggregate data concerning individual member companies; and IRS has concluded it cannot refuse to provide such data.
(a)	The Executive Director upon receipt of the IRS’s written notification may advise members that they can cease providing the indicator.
(b)	The Alliance cannot unilaterally suspend the indicator absent proof which it supplies the IRS that the aggregate data concerning an individual member company described above has been compiled or released.
(c)	In the event any domestic law enforcement agency formally subpoenas or provides the IRS with appropriate process, notification to the Executive Director can be delayed for a period not to exceed 90 days.
(d)	Any member(s) which suspends the indicator in accordance with the terms described above shall be expected to provide the total number of accepted e-filed tax returns originating from their Free File service under procedures mutually agreed to by the IRS and the Executive Director.
C)	Alliance members will disclose on the individual members’ landing page if State tax return preparation/filing services are available and, if so, whether a fee will be charged for such services. If a fee is charged for such services the cost to the taxpayer must be clearly stated on the member’s landing page. The IRS will notify the Executive Director if it discovers a member’s landing page is not in compliance with this requirement. If the landing page is not brought into compliance within 24 hours of such notification by IRS, the member’s web site will be removed from irs.gov.

D)	IRS will work with the Executive Director and Alliance attorney to ensure that their web sites/Free File pages are in compliance with 26 U.S.C. §7216 with respect to pop-up and pop-under advertising, adware, spyware, etc.

E)	The Alliance members will provide the necessary support to accomplish a customer satisfaction survey.

III. Performance Standards
A)	Alliance members will meet a graduating performance standard. For 2006 the performance standard will be placed at 60 percent acceptance rate for electronic returns and this will be measured on February 28, 2006 for all Alliance members. The minimum acceptable performance standard will be gradually increased in future years based on discussions with the Alliance. Any Alliance member who does not meet the minimum acceptance rate for any period may be removed from irs.gov.

B)	Alliance members will possess and provide appropriate documentation to the IRS and the Executive Director demonstrating they have acquired third party security and privacy certifications.

C)	The Alliance, or its individual members, will annually conduct penetration and vulnerability assessment of individual member companies prior to the start of the filing season. No such assessments will be required until after April 25, 2006.

D)	The annual assessments will be conducted prior to, or concurrent with, the annual PATS testing.

E)	Services relating to this assessment must be obtained from a list of approved vendors jointly created by IRS and the Alliance.

F)	An Alliance member company may not be listed or may be delisted, by agreement of the IRS and Executive Director, if there are demonstrated or perceived security or privacy vulnerabilities. The IRS and the Alliance may require an additional successful penetration and vulnerability assessment by an approved third party vendor of the member’s choice as a condition for listing or relisting.

G)	Only the Executive Director, IRS, and affected individual company will be apprised of an Alliance member’s deficiencies identified as a result of any assessment by the IRS or Free File Alliance management.
IV. Administration
A)	IRS and the Executive Director and Alliance attorney are developing a memorandum of understanding (MOU) that would provide structure for the roles and responsibilities for both the IRS and the FFA leadership. The issues that are included in the draft MOU include tasks such as:
1.	Screening offers and web sites of members as part of the Alliance’s suitability/filing season readiness program;
2.	Monitoring of member offerings and member web sites;
3.	Participation in review of decisions when removing a member from the irs.gov Free File web page and the reinstatement of the member’s site after a security or disclosure breach; and,

4.	Providing for a dispute resolution process that could be invoked by Alliance members whose offerings are rejected or removed from irs.gov.
V. Effect of This Agreement and Provision for an Integrated Final Agreement and Approval Processes of Such Document
A)	The terms of this agreement are final and binding unless and until it is superseded by a signed agreement between the parties. The IRS and the Alliance agree that this document and all prior original and supplemental signed agreements between the IRS and the Alliance remain in full force and effect unless the language of this latest document is inconsistent with such prior written terms, in which case the terms and language of this document shall control the actions of the parties in managing the program. It is the contemplation of both parties that a new integrated final document will be subsequently created by the parties.

B)	Approval of a new integrated final document is subject to the final approval of the Commissioner of the Internal Revenue Service and the Department of Treasury, as well as the Alliance.
VI. Term of Agreement
A)	This agreement will extend the term of the original agreement for an additional period of four years, from Oct. 30, 2005 until Oct. 30, 2009. The IRS may terminate this renewal agreement (for the period Oct. 30, 2005 through Oct. 30 2009) without cause, such termination to be effective 24 months after the date of written notice of such termination being sent to the Alliance.

/s/ MARK W. EVERSON

Mark W. Everson
Commissioner of Internal Revenue

/s/ TIMOTHY HUGO

Timothy Hugo, Executive Director
Free File Alliance, LLC